Exhibit 99.1

Press Release

Contact:Matthew M. Partridge

Senior Vice President, Chief Financial Officer and Treasurer

(407) 904-3324

mpartridge@ctoreit.com

FOR IMMEDIATE RELEASE	CTO REALTY GROWTH ANNOUNCES $565 MILLION CREDIT FACILITY

WINTER PARK, FL – September 21, 2022 – CTO Realty Growth, Inc. (NYSE: CTO) (the “Company” or “CTO”) today announced that it has successfully amended its senior unsecured revolving Credit Facility. The amended Credit Facility was increased to $565 million and is comprised of a $300 million unsecured revolving credit facility (the “Revolver”), a new $100 million unsecured term loan (the “2028 Term Loan”), and the Company’s existing $165 million of unsecured term loans (altogether, the “Credit Facility”). The Credit Facility includes accordion options that allow the Company to request additional Revolver lender commitments up to a total of $750 million and additional term loan lender commitments up to a total of $500 million.

“We’re very pleased with the improved terms and expanded borrowing capacity of our Credit Facility, and we appreciate the strong support shown by our expanded bank group,” said Matthew Partridge, Chief Financial Officer of CTO Realty Growth. “With the closing of the Credit Facility, we have no debt maturing until 2025 and we have ample liquidity to execute our investment strategy as we continue to grow our high-quality, retail-focused portfolio.”

The amended Credit Facility includes a sustainability-linked pricing component that reduces the applicable interest rate margin if the Company meets certain sustainability performance targets. The Credit Facility also transitions the company from LIBOR to SOFR borrowings and made structural changes to certain financial covenants.

The amended and restated Revolver was upsized from the Company’s existing $210 million senior unsecured revolving credit facility, which was set to mature in May of 2023. The Revolver will mature in January 2027, with extension options available to extend the maturity for an additional year to January of 2028. Based on the Company’s current leverage ratio, the initial interest rate for the Revolver will be SOFR plus 135 basis points and a 10-basis point SOFR index adjustment.

The 2028 Term Loan was fully drawn at close, and proceeds were used to repay outstanding balances on the Company’s Revolver. The 2028 Term Loan has an initial interest rate of SOFR plus 130 basis points and a 10-basis point SOFR index adjustment. Subject to market conditions, the Company intends to fix it’s 2028 Term Loan SOFR exposure utilizing interest rate swaps.

Bank of Montreal, KeyBanc Capital Markets Inc., Truist Securities, Inc. and Wells Fargo Securities, LLC acted as Joint Bookrunners and Joint Lead Arrangers for the Revolver. Bank of Montreal will act as Administrative Agent and KeyBank, National Association, Truist Bank and Wells Fargo Bank, National

Association will act as Co-Syndication Agents for the Revolver. The Huntington National Bank, PNC Bank, National Association, Raymond James Bank, Regions Bank and Synovus Bank also participated in the Revolver.

Bank of Montreal, Truist Securities, Inc. and PNC Capital Markets LLC acted as Joint Bookrunners and Joint Lead Arrangers for the 2028 Term Loan. Bank of Montreal will act as Administrative Agent and Truist Bank and PNC Bank, National Association will act as Co-Syndication Agents for the 2028 Term Loan. The Huntington National Bank, KeyBank, National Association and Raymond James Bank also participated in the 2028 Term Loan.

BMO Capital Markets Corp. will act as advisor and sole Sustainability Structuring Agent.

About CTO Realty Growth, Inc.

CTO Realty Growth, Inc. is a publicly traded real estate investment trust that owns and operates a portfolio of high-quality, retail-based properties located primarily in higher growth markets in the United States. CTO also externally manages and owns a meaningful interest in Alpine Income Property Trust, Inc. (NYSE: PINE), a publicly traded net lease REIT.

We encourage you to review our most recent investor presentation and supplemental financial information, which is available on our website at www.ctoreit.com.

Safe Harbor

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can typically be identified by words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions, as well as variations or negatives of these words.

Although forward-looking statements are made based upon management’s present expectations and reasonable beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include, but are not limited to: the Company’s ability to remain qualified as a REIT; the Company’s exposure to U.S. federal and state income tax law changes, including changes to the REIT requirements; general adverse economic and real estate conditions; macroeconomic and geopolitical factors, including but not limited to inflationary pressures, interest rate volatility, global supply chain disruptions, and ongoing geopolitical war; the ultimate geographic spread, severity and duration of pandemics such as the COVID-19 Pandemic and its variants, actions that may be taken by governmental authorities to contain or address the impact of such pandemics, and the potential negative impacts of such pandemics on the global economy and the Company’s financial condition and results of operations; the inability of major tenants to continue paying their rent or obligations due to bankruptcy, insolvency or a general downturn in their business; the loss or failure, or decline in the business or assets of PINE; the completion of 1031 exchange transactions; the availability of investment properties that meet the Company’s investment goals and criteria; the uncertainties associated with obtaining required governmental permits and satisfying other closing conditions for planned acquisitions and sales; and the uncertainties and risk factors discussed in the

Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and other risks and uncertainties discussed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.

There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.